UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

ASIA GREEN AGRICULTURE CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	26-2809270
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Shuinan Industrial Area, Songxi County, Fujian Province, China 353500
Telephone: (86) 0599-2335520
(Address, including zip code, and telephone number, of principal executive offices)

ASIA GREEN AGRICULTURE CORPORATION 2010 STOCK INCENTIVE PLAN
(Full title of the plan)

Copies to:
James A. Mercer III, Esq.	Don Williams, Esq.
Sheppard Mullin Richter & Hampton LLP	Jingyuan "Christine" Sun, Esq.
12275 El Camino Real, Suite 200	Sheppard Mullin Richter & Hampton LLP
San Diego, California 92130	1717 West Nanjing Road, Suite 2601
(858) 720-7469	Shanghai 200040, China
86 (21) 2321-6036

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE
		Proposed	Proposed
	Amount	maximum	maximum
Title of securities	to be	offering price	aggregate	Amount of
to be registered	Registered (1)	per share	offering price	Registration fee
Common Stock, par value $0.001 per share (2)	5,500,000	$4(3)	$22,000,000	$2,554.20 (4)

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover an indeterminate number of shares of the Registrant's Common Stock that become issuable under the applicable plan by reason of any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of outstanding shares of the Registrant's Common Stock.

(2)

The maximum number of common shares that can be issued under the 2010 Stock Incentive Plan (or which can be issued pursuant to the exercise of options granted thereunder) is 5,500,000 shares, after accounting for a 2.5-for-1 share forward stock split effective on January 18, 2011 (the "Forward Stock Split"). The various share figures in the 2010 Stock Incentive Plan have been adjusted to be consistent with the effect of the Forward Stock Split on the Company's capitalization.

In addition, the maximum share issuance limits set forth in the preceding paragraph will also automatically increase on each January 1, commencing on January 1, 2011, by the lesser of: (i) four percent (4%) of the total number of Company common shares issued and outstanding as of the preceding December 31st, (ii) 1,875,000 shares, after taking into account the Forward Stock Split on January 18, 2011, or (iii) an amount determined by our board of directors. The Company will file separate registration statements on Form S-8 to cover such additional shares as appropriate.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share of US$4 is based on US$10 per Ordinary Share (the average of the high and low prices of the Registrant's Ordinary Shares as reported on the OTCBB on February 11, 2011), as adjusted for the Forward Stock Split.

(4)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price is based on US$10 per Ordinary Share (the average of the high and low prices of the Registrant's Ordinary Shares as reported on OTCBB on February 11, 2011), as adjusted for the Forward Stock Split.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission") and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registration Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to employees, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)	The Registrant's annual report on Form 10-K filed with the Commission on March 30, 2010, which includes audited financial statements for the Registrant's fiscal year ended December 31, 2009;

(b)	The Registrant's Quarterly Report for the quarterly period ended March 30, 2010 on Form 10-Q filed with the Commission on April 30, 2010;

The Registrant's Quarterly Report for the quarterly period ended June 30, 2010 on Form 10-Q filed with the Commission on August 11, 2010;

The Registrant's Quarterly Report for the quarterly period ended September 30, 2010 on Form 10-Q, originally filed with the Commission on November 18, 2010, as amended; and

The Registrant's Current Report on Form 8-K, originally filed with the Commission August 25, 2010, which includes audited financial statements for the Registrant's fiscal year ended December 31, 2009, as amended.

(c)	Not applicable.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities

We are authorized to issue up to 200,000,000 shares of common stock, par value $0.001 per share. Each share of common stock entitles a stockholder to one vote on all matters upon which stockholders are permitted to vote. Common stock does not confer on the holder any preemptive right or other similar right to purchase or subscribe for any additional securities issued by us, is not convertible into other securities.

No shares of common stock are subject to redemption or any sinking fund provisions. All the outstanding shares of our common stock are fully paid and non-assessable. Subject to the rights of the holders of any preferred stock, the holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary and other holdings and investments. In addition, our operating subsidiary in the PRC, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors and any liquidation preference on outstanding preferred stock.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 78.751 of the Nevada Revised Statutes Annotated ("Nevada RSA") provides that a Nevada corporation may indemnify its directors and officers against expenses, judgments, fines, and settlements actually and reasonably incurred by them in connection with any civil suit or action, except actions by or in the right of the corporation, or any administrative or investigative proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 78.751 of the Nevada RSA further provides that, in connection with the defense or settlement of any action by or in the right of a Nevada corporation, a Nevada corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation. Section 78.751 of the Nevada RSA further permits a Nevada corporation to grant its directors and officers additional rights of indemnification through by-law provisions and otherwise.

The Bylaws and Amended and Restated Articles of Incorporation provides that we will indemnify our directors and officers and advance costs and expenses incurred by such officers and directors to the fullest extent permitted by Nevada law. Article IV Amended and Restated Articles of Association provides that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding. whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, or who is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding, to the full extent permitted by the Nevada Revised Statutes as such statutes may be amended from time to time.

The Company maintains a standard form officers' and directors' liability insurance policy that provides coverage to the Company and its officers and directors for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, and incorporated by reference into, this Registration Statement.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nanping, People's Republic of China, on the 14th day of February 2011.

Asia Green Agriculture Corporation

By:	/s/ Zhan Youdai
Zhan Youdai
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Zhan Youdai and Tsang Yin Chiu Stanley, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as she or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or her or his substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ Zhan Youdai	Chief Executive Officer and Director	February 14, 2011
Zhan Youdai

/s/ Tsang Yin Chiu Stanley	Chief Financial Officer	February 14, 2011
Tsang Yin Chiu Stanley

/s/ Zhang He	Director	February 14, 2011
Zhang He

EXHIBIT INDEX

4.1	Lock Up Agreement, dated August 20, 2010	Exhibit 4.1 to the registrant's current report on Form 8-K filed with the Commission on August 25, 2010.
4.2	Form of Warrant Agreement, dated August 20, 2010	Exhibit 4.2 to the registrant's current report on Form 8-K filed with the Commission on August 25, 2010.
4.3	Share Cancellation Agreement entered into with Yang Yongjie on August 20, 2010	Exhibit 4.3 to the registrant's current report on Form 8-K filed with the Commission on August 25, 2010.
4.4	Option Agreement entered into between Mr. Cai Yangbo and Mr. Zhan Youdai on August 20, 2010.	Exhibit 4.4 to the registrant's current report on Form 8-K/A filed with the Commission on November 5, 2010.
4.5	2010 Stock Incentive Plan	Filed herewith.
5.1	Opinion of Sheppard Mullin Richter & Hampton LLP as to the legality of the shares.	Filed herewith.
23.1	Consent of Sheppard Mullin Richter & Hampton LLP	Included in Exhibit 5.1 to the registrant's current report on Form 8-K filed herewith.
24	Power of Attorney.	Included on signature page.